SCHEDULE 14A INFORMATION
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Aastrom Biosciences, Inc.
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October 11, 2007

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Wednesday, November 7, 2007 at 9:00 a.m. (EST), at Aastrom’s offices, 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105. You are cordially invited to attend.

The Annual Meeting of Shareholders will be webcast live for those who are unable to attend in person. To access the webcast of the meeting please visit our website at www.aastrom.com and follow the link provided on the Calendar of Events in our News section.

The enclosed Notice of Annual Meeting of Shareholders and a Proxy Statement describe the formal business to be conducted at the meeting.

Your vote is important. Please use this opportunity to take part in the affairs of Aastrom Biosciences by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of Aastrom’s 2007 Annual Report is also enclosed for your information. At the Annual Meeting we will review Aastrom’s activities over the past year and our plans for the future. The Board of Directors and management team look forward to seeing you at the Annual Meeting.

Sincerely,

George W. Dunbar, Jr.
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING
PROPOSAL 1
PROPOSAL 2
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE
2007 SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT JUNE 30, 2007
2007 OPTION EXERCISES AND STOCK VESTED
2007 DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 7, 2007

TIME	9:00 a.m. (Eastern Standard Time) on Wednesday, November 7, 2007.

PLACE	Aastrom Biosciences Corporate Office
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, MI 48105

ITEMS OF BUSINESS	1. To elect three Class I directors for three-year terms.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm.

3. To consider such other business as may properly come before the Annual Meeting of Shareholders and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting of Shareholders if you were a shareholder of record at the close of business on September 14, 2007.

VOTING BY PROXY	If you cannot attend the Annual Meeting of Shareholders, you may vote your shares over the internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are on your proxy card.

ANNUAL REPORT	Aastrom’s 2007 Annual Report accompanies this Notice of Annual Meeting of Shareholders.

By order of the Board of Directors,

Gerald D. Brennan, Jr.
Corporate Secretary, Vice President,
Administrative & Financial
Operations and Chief Financial Officer

Ann Arbor, Michigan
October 11, 2007

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Annual Meeting of Shareholders to be held November 7, 2007, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 11, 2007, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to “we,” “us,” “our,” and “Aastrom” refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING

Annual Report.  An annual report for the fiscal year ended June 30, 2007, is enclosed with this Proxy Statement.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	Election of three directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year 2008; and

Who is entitled to vote?

Shareholders as of the close of business on September 14, 2007 (the “Record Date”), may vote at the Annual Meeting of Shareholders. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting of Shareholders. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (see below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 120,872,713 shares of Aastrom common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting of Shareholders (in person or by proxy). The three candidates for election who receive a plurality vote in the affirmative will be elected. Ratifying PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares present.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting of Shareholders, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter.

How does the Board recommend that I vote?

Aastrom’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year 2008.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you need not return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Standard Time, on November 6, 2007.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Aastrom;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting of Shareholders.

Can I receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.aastrom.com;

•	Click on Investors;

•	In the Shareholder Services section, click on Shareholder Electronic Delivery; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s annual report and proxy materials at www.aastrom.com/annuals.

What are the costs and benefits of electronic delivery of Annual Meeting of Shareholders materials?

There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access as charged by your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer should you choose to do so, and makes it convenient to vote your shares online. Electronic delivery also saves Aastrom significant printing, postage and processing costs.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by Aastrom. Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Aastrom has a classified Board of Directors currently consisting of three Class I directors (George W. Dunbar, Susan L. Wyant and Robert L. Zerbe), two Class II directors (Timothy M. Mayleben and Stephen G. Sudovar), and two Class III directors (Alan L. Rubino and Nelson M. Sims), who will serve until the Annual Meetings of Shareholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at the Annual Meeting.

The nominees for election at the 2007 Annual Meeting of Shareholders to fill the Class I positions on the Board of Directors are George W. Dunbar, Susan L. Wyant and Robert L. Zerbe. If elected, the nominees will serve as directors until Aastrom’s Annual Meeting of Shareholders in 2010, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

If a quorum is present, the three nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

The table below sets forth for Aastrom’s directors, including the Class I nominees to be elected at this meeting, certain information, as of August 31, 2007 with respect to age and background.

			Director
Name	Position With Aastrom	Age	Since

Class I directors to be elected at the 2007 Annual Meeting of Shareholders:
George W. Dunbar	President and CEO	61	2006
Susan L. Wyant	Director	55	2002
Robert L. Zerbe	Director	56	2006
Class II directors whose terms will expire at the 2008 Annual Meeting of Shareholders:
Timothy M. Mayleben	Director	47	2005
Stephen G. Sudovar	Director; Chairman	61	2005
Class III directors where terms will expire at the 2009 Annual Meeting of Shareholders:
Alan L. Rubino	Director	53	2005
Nelson M. Sims	Director	60	2006

Nominees for election at the 2007 Annual Meeting of Shareholders

George W. Dunbar has served as President and Chief Executive Officer and as a Director since July 2006. He has more than thirty years of experience in the healthcare field, including the biotech, pharmaceutical, diagnostic and device sectors. During this period, he has spent more than fifteen years as a chief executive officer of established and early-stage healthcare companies. From 2004 through 2005, he was the Chief Executive Officer of Quantum Dot Corporation. From 2003 through 2004 he was Chief Executive Officer of Targesome, Inc. and also served on the Business Advisory Board of Ulteria Capital Ltd. From 2001 through 2002, Mr. Dunbar was Chief Executive Office of Epic Therapeutics. Prior to 2001, he served at various times as Chief Executive Officer of Cytotherapeutics, Stem Cells, Inc. and Metra Biosystems, and in management positions with the Ares-Serono Group and Amersham International. Mr. Dunbar received a B.S. in Electrical Engineering and an MBA from Auburn University. Mr. Dunbar currently serves on the board of directors of Sonus Pharmaceuticals as well as on the MBA Advisory Board of the Auburn University College of Business.

Susan L. Wyant, Pharm.D, a Director since June 2002, is the founder and President of The Dominion Group, a full service marketing research and consulting firm assisting major pharmaceutical as well as start-up biotechnology companies in making informed business decisions. Prior to founding The Dominion Group in 1993, Dr. Wyant held various marketing and management positions related to the pharmaceutical industry. In addition to her extensive work in pharmaceutical consulting and marketing, Dr. Wyant has been a Clinical Associate Professor at Medical College of Virginia School of Pharmacy and Shenandoah University School of Pharmacy. Dr. Wyant received a Bachelor of Science degree and a Doctor of Pharmacy degree from the Medical College of Virgina/VCU School of Pharmacy.

Robert L. Zerbe, M.D., a Director since January 2006, is the Chief Executive Officer of QUATRx Pharmaceuticals Company a venture-backed drug development company which he co-founded in 2000. Prior to this, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies including Eli Lilly and Pfizer (formerly Parke-Davis). During his tenure at Eli Lilly, Dr. Zerbe’s clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Pfizer in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development. In this capacity he led the clinical development programs for a number of key products, including Lipitor® and Neurontin®. Dr. Zerbe received his M.D. from the Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health. He also serves on the boards of A.P. Pharma, Inc. and Anesiva, Inc.

Directors Continuing In Office

Timothy M. Mayleben, a Director since June 2005, is the President and Chief Operating Officer and a Director of NightHawk Radiology Holdings, Inc., the leading provider of radiology services to radiology groups across the U.S. Prior to this he was an advisor to life science and healthcare companies through his advisory and investment firm, ElMa Advisors. Mr. Mayleben was formerly the Chief Operating Officer of Esperion Therapeutics, which later became a division of Pfizer Global Research & Development. He joined Esperion in late 1998 as Chief Financial Officer. While at Esperion, Mr. Mayleben led the raising of more than $200 million in venture capital and institutional equity funding and later negotiated the acquisition of Esperion by Pfizer in December 2003. Prior to joining Esperion, Mr. Mayleben held various senior and executive management positions at Transom Technologies, Inc., now part of Electronic Data Systems, Inc., and Applied Intelligent Systems, Inc., which was acquired by Electro-Scientific Industries, Inc. in 1997. Mr. Mayleben holds a Masters of Business Administration with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Business Administration degree from the University of Michigan Ross Business School. He is on the Advisory Board for the Wolverine Venture Fund.

Alan L. Rubino, a Director since September 2005, is the President and Chief Operating Officer of Pharmos Corporation, a public specialty pharmaceutical firm with corporate headquarters based in Iselin, NJ. Mr. Rubino has continued to expand upon a career that included Hoffmann-LaRoche, Inc. from 1977 to 2001, where he was a member of the U.S. Executive and Operating Committees and an SEC corporate officer. During his Roche tenure, he held a series of key executive positions in marketing, sales, business operations, supply chain and human resource management. In addition, he was assigned to various executive committee roles in the areas of marketing, project management, and globalization of Roche Holdings. Mr. Rubino also held senior executive positions at PDI, Inc. and Cardinal Health from 2001 to 2005. He received Bachelor of Arts degree in economics from Rutgers University with a minor in biology/chemistry, and completed post-graduate educational programs at the University of Lausanne and Harvard Business School. Additionally, he serves on the Board of Rutgers University Business School.

Nelson M. Sims, a Director since February 2006, has over 30 years of experience in senior management of companies in the pharmaceutical industry. From 2003 through 2005, he served as President of Novavax, Inc., a specialty biopharmaceutical company. From 1984 through 2001, he served in various management positions in the sales, marketing and business development areas of Eli Lilly and Company, including Executive Director of Alliance Management, President of Eli Lilly Canada, and Vice President, Sales and Marketing at Hybritech. Mr. Sims received a Bachelor of Science degree in Pharmacy from Southwestern Oklahoma State University and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College. He serves on the board of directors of MDS, Inc. and ATS, Inc., and has previously served on the boards of several life science companies and community service organizations.

Stephen G. Sudovar, Chairman since November 2006 and a Director since July 2005, is currently the CEO of SGS Associates, a healthcare management consulting firm. Before this, Mr. Sudovar served as President and CEO of EluSys Therapeutics, Inc., a start-up biopharmaceutical company with a pipeline of products in various stages of development. Prior to joining EluSys in 1999, Mr. Sudovar was the President of Roche Laboratories, Inc., a division of Hoffmann LaRoche, Inc. Before he assumed the duties of President at Roche, Mr. Sudovar held the positions of Senior Vice President, Executive Director of Special Projects at Basel Headquarters (Switzerland), and Vice President and General Manager. Prior to joining Roche, Mr. Sudovar was the CEO and Chairman of Pracon Incorporated, a health care consulting and communications firm he founded and presided over for ten years. Mr. Sudovar holds a Bachelor of Science degree in Marketing and Finance from St. Peter’s College, and a Masters of Business Administration degree from Fairleigh Dickinson University.

Board Meetings and Committees

During the fiscal year ended June 30, 2007, the Board of Directors held five meetings. Each director serving on the Board of Directors in fiscal year 2007 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

The Audit Committee’s function is to review with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of Aastrom’s financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, approve the retention of the independent accountants and periodically review Aastrom’s accounting policies and internal accounting and financial controls. The members of the Audit Committee for the fiscal year 2007 were Timothy M. Mayleben, Alan L. Rubino and Nelson M. Sims. Stephen G. Sudovar was a member of the Audit Committee until he was appointed Chairman in November 2006. During the fiscal year ended June 30, 2007, the Audit Committee held four meetings. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Mr. Mayleben has been designated as an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee acts pursuant to a written charter, which is available at the Company’s website, www.aastrom.com. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

The Compensation Committee’s function is to review and recommend to the full board salary and bonus levels and stock option or restricted stock grants with respect to executive officers, and to review and approve stock option or restricted stock grants with respect to all employees. The members of the Compensation Committee for the entire fiscal year 2007 were Timothy M. Mayleben and Alan L. Rubino. Susan L. Wyant joined the Compensation Committee in Novemeber 2006 when Stephen G. Sudovar left the committee upon his appointment as Chairman. During the fiscal year ended June 30, 2007, the Compensation Committee held seven meetings. All members of the Company’s Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Compensation Committee acts pursuant to a written charter, which is available at the Company’s website, www.aastrom.com. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” and “Executive Compensation and Other Matters.”

The Corporate Governance and Nominating Committee’s (the “Governance Committee”) function is to assist Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors upon (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) Board of Directors process enhancement. This committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, the Company’s corporate governance policies, procedures and practices at all levels. The members of the Governance Committee for the fiscal year 2007 were Nelson M. Sims, Susan L. Wyant and Robert L. Zerbe. Stephen G. Sudovar was a member of the Governance Committee until he was appointed Chairman in November 2006. During the fiscal year ended June 30, 2007, the Governance Committee held four meetings. All the members of the Governance Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Governance Committee acts pursuant to a written charter which is available at the Company’s website, www.aastrom.com. For additional information concerning the Governance Committee, see “Report of the Corporate Governance and Nominating Committee of the Board of Directors.”

Director Nominations

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees

•	the needs of the Company with respect to the particular talents and experience of its directors

•	the nominee’s interest in becoming an effective, collaborative Board member, and the nominee’s ability to work in a collegial style with other Board members

•	the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service

•	experience with accounting rules and practices

•	experience with applicable regulatory and SEC requirements applicable to public companies

•	experience with regulatory requirements applicable to the Company’s industry

•	appreciation of the relationship of the Company’s business to the changing needs of society

•	balance between the benefit of continuity and the desire for a fresh perspective provided by new members

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASD listing standards or the listing standards of any other applicable self regulatory organization. The Governance Committee also believes it appropriate for at least one member of the Company’s management to participate as a member of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders. Any shareholder recommendation for director nominee must be submitted to the Corporate Secretary, in writing at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105 and must contain the following information:

•	a statement by the shareholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the annual meeting of shareholders

•	the candidate’s name, age, contact information and current principal occupation or employment

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed

•	the candidate’s resume

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Shareholder Communications with Directors

The Board has adopted a Shareholder Communications with Directors Policy. The Shareholder Communications with Directors Policy is available on the Company’s website, www.aastrom.com.

Director Attendance at Annual Meetings

The Board has adopted a Director Attendance at Annual Meetings Policy. This policy is available on the Company’s website, www.aastrom.com. All of the directors then in office, with the exception of R. Douglas Armstrong, attended the Annual Meeting of Shareholders held in November 2006.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at the Company’s website, www.aastrom.com.

Board Member Independence

The Board has determined that all of the Board members except for Mr. Dunbar are “independent” as independence is defined in Rule 4200(a)(15) of the NASD listing standards. Mr. Dunbar is not considered independent because of his current employment by the Company.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2008. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended June 30, 2007 by PricewaterhouseCoopers LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 30, 2007 and June 30, 2006 by PricewaterhouseCoopers LLP:

	June 30, 2007		June 30, 2006

Audit Fees	$347,847	(1)	$336,197	(2)

(1)	The Audit Fees for the year ended June 30, 2007, were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for a federal compliance audit, issuance of consents and assistance with review of documents filed with the SEC.

(2)	The Audit Fees for the year ended June 30, 2006, were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for a federal compliance audit, issuance of consents and assistance with review of documents filed with the SEC and statutory audits.

The Audit Committee approves in advance the engagement and fees of the independent public accountants for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All Audit Committee services provided by PricewaterhouseCoopers LLP for the fiscal year 2007 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the ratification of this appointment, at the Annual Meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2008.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 31, 2007 with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)
		Percentage of
Name and Address of Beneficial Owner(2)	Number of Shares	Class(3)

George W. Dunbar(4)	635,000	*
Gerald D. Brennan(5)	124,900	*
Elmar R. Burchardt(6)	62,500	*
Robert J. Bard(7)	132,150	*
R. Douglas Armstrong(8)	1,957,448	1.6%
Timothy M. Mayleben(9)	70,150	*
Alan L. Rubino(10)	70,150	*
Nelson M. Sims(11)	49,250	*
Stephen G. Sudovar(12)	80,150	*
Susan L. Wyant(13)	100,150	*
Robert L. Zerbe(14)	54,583	*
All officers and directors as a group (8 persons)(15)	1,246,833	*

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s 2004 Equity Incentive Plan.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3)	Calculated on the basis of 120,874,063 shares of common stock outstanding as of August 31, 2007 except the shares of common stock underlying options exercisable within 60 days of August 31, 2007 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	Includes 625,000 shares issuable upon exercise of options held by Mr. Dunbar that are exercisable within the 60-day period following August 31, 2007.

(5)	Includes 114,900 shares issuable upon exercise of options held by Mr. Brennan that are exercisable within the 60-day period following August 31, 2007.

(6)	Includes 62,500 shares issuable upon exercise of options held by Dr. Burchardt that are exercisable within the 60-day period following August 31, 2007.

(7)	Includes 122,100 shares issuable upon exercise of options held by Mr. Bard that are exercisable within the 60-day period following August 31, 2007.

(8)	Includes 1,349,875 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2007. Also, includes 68,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(9)	Includes 63,250 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following August 31, 2007.

(10)	Includes 63,250 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following August 31, 2007.

(11)	Includes 43,750 shares issuable upon execution of options held by Mr. Sims that are exercisable within the 60-day period following August 31, 2007.

(12)	Includes 63,250 shares issuable upon exercise of options held by Mr. Sudovar that are exercisable within the 60-day period following August 31, 2007.

(13)	Includes 93,250 shares issuable upon exercise of options held by Dr. Wyant that are exercisable within the 60-day period following August 31, 2007.

(14)	Includes 47,383 shares issuable upon execution of options held by Dr. Zerbe are exercisable within the 60-day period following August 31, 2007.

(15)	Includes 1,176,533 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Aastrom’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) support Aastrom’s core values and culture, by promoting internal equity and external competitiveness. To meet these objectives, Aastrom has adopted the following compensation guidelines:

•	Pay compensation that is competitive with the practices of other similarly situated biotechnology companies; and

•	Pay for performance by:

•	setting challenging performance goals for our officers and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals; and

•	providing long-term, significant incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our officers with those of our shareholders.

The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term incentive compensation. Other considerations include Aastrom’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.

In determining the particular elements of compensation that will be used to implement Aastrom’s overall compensation policies, the Committee takes into consideration a number of factors related to Aastrom’s performance, such as Aastrom’s clinical trial progress and and business-unit-specific operational and financial performance, as well as competitive practices among our peer group.

Aastrom’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors, as determined in accordance with applicable Nasdaq, SEC and Internal Revenue Code (“IRC”) rules.

Role of Compensation Consultant in Advising the Committee

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so. During 2007, the Committee retained an independent compensation consulting firm, F.W. Cook and Associates (“F.W. Cook”), to assist in reviewing and recommending certain Aastrom compensation policies.

F.W. Cook advised the Committee on certain aspects of executive and director compensation, including base salaries and annual and long-term stock option grants, participated in several meetings of the Committee and also communicated with the Committee outside of meetings. F.W. Cook reports to the Committee rather than to management, although they met with management for purposes of gathering information on proposals that management made to the Committee. The Committee is free to replace F.W. Cook or hire additional consultants at any time. F.W. Cook does not provide any other services to Aastrom and receives compensation only with respect to the services provided to the Committee.

Role of Management in Setting Compensation

The Committee on occasion meets with Aastrom’s President and Chief Executive Officer, Mr. Dunbar, and/or other executives to obtain feedback and recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Committee on the base salary, cash incentive targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Committee has significantly changed several of management’s compensation proposals in recent years, including fiscal year 2007. The Committee also typically seeks input from an independent compensation consultant prior to making any final determinations.

Mr. Dunbar and Mr. Brennan attend some of the Committee’s meetings, but the Committee also holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Dunbar’s compensation package with him, but makes decisions with respect to Mr. Dunbar’s compensation without him present. The Committee has the authority to make recommendations to the full board with respect to the compensation of our named executive officers. The Committee has authorized Mr. Dunbar to make salary adjustments and short-term cash incentive (bonus) decisions for all employees other than the named executive officers and Mr. Dunbar’s other direct reports. The Committee has not delegated any of its authority with respect to the compensation of named executive officers.

Elements of Compensation

There are six major elements that comprise Aastrom’s compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) stock option awards at hiring; (iv) annual stock option awards; (v) retirement benefits provided under a 401(k) plan; and (vi) executive perquisites and other benefit programs generally available to all employees. Aastrom has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set within a framework of industry competitive norms and adequately compensating and rewarding employees on a day-to-day basis for the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Aastrom believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews the compensation program on an annual basis, including each of the above elements, to ensure that benefit levels remain competitive. In setting compensation levels for a particular executive, the Committee takes into consideration the compensation package as a whole, and each element individually, and the executive’s past and expected future contributions to our business. Aastrom has employment and severance agreements with each of our executive officers. These employment and severance agreements are discussed below in the section entitled “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

Base Salary and Annual Incentive Opportunities

Aastrom makes base salaries and incentive bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Annual incentive bonuses are paid in recognition of the achievement of our business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing comparable compensation information from a group of similarly sized biotechnology companies. For fiscal year 2007, this review occurred in July through September and in prior years has occurred at other times as determined by the Committee. The peer group was selected based on data from the Radford Survey for similarly sized biotechnology companies with whom Aastrom may compete for executive talent for fiscal year 2007. The Committee currently intends to continue using, subject to modification, a similar survey and group of companies for fiscal 2008.

Data on the compensation practices of the Radford Survey is generally compiled by the Radford organization and published as a fee based service. Peer group data is also gathered with respect to all equity awards (including stock options, restricted stock and restricted stock units) through F. W. Cook. Neither source of data includes generally available benefits, such as 401(k) plans or health care coverage.

Aastrom’s goal is to, over time, target base pay and total cash compensation near the median level among its peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his position and/or with Aastrom, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Base pay and target cash compensation are analyzed by management to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Dunbar uses the market data in making his recommendations to the Committee for his direct reports.

Effective in September 2006, after taking into consideration the above compensation targets and Mr. Dunbar’s recommendations, the Committee increased the base salaries of each of the named executive officers except: for: (i) Mr. Dunbar, whose salary was deemed to be at market as a result of his recent hiring that occurred in July 2006 and (ii) Dr. Armstrong who terminated his employment with the Company in July 2006.

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. For fiscal year 2007, Mr. Dunbar made recommendations to the Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the named executive officers other than Dr. Armstrong and himself. These recommended bonus amounts were consistent with our intention to target total cash compensation based on a number of factors including: the median level of peer companies, individual performance, experience in the position, skill level and the Company’s performance. Generally none of the named executive officers had total cash compensation targeted above the median level of the peer group of companies as determined in the Radford survey. The cash bonuses for fiscal year 2007 are discussed below.

Executive Incentive Bonus Plan

Aastrom maintains an annual incentive bonus program for senior executives to encourage and award achievement of Aastrom’s business goals and to assist Aastrom in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. Based on these and the objectives described above, the Committee developed and approved specific performance targets for use during fiscal year 2007 under the Aastrom Biosciences Inc. Amended Employee Compensation Guidelines (“Compensation Plan”), in which our named executive officers listed in the 2007 Summary Compensation Table participated during fiscal year 2007. The Compensation Plan covers both cash and equity related compensation paid to officers.

Incentive bonuses are paid under the Compensation Plan only if the performance goals that the Committee sets at or near the beginning of the fiscal year are achieved. The Committee establishes a bonus formula that is applied to the achieved performance. The bonus formula is based on the anticipated difficulty and relative importance of achieving the performance goals. Accordingly, the bonuses paid, if any, for any given fiscal year will vary depending on actual performance. To help achieve Aastrom’s goal of retaining key talent, an executive must remain an employee for the entire fiscal year 2007 year in order to be eligible for any bonus under the Compensation Plan that relates to fiscal year 2007. The Committee has the discretion to increase or decrease bonuses under the Compensation Plan, but Mr. Dunbar’s final bonus is confirmed by the full board.

Historically, bonuses have been payable in cash.

The Committee can choose a range of performance measures as specified in the Compensation Plan. Bonuses paid under the Compensation Plan are designed to reward progress toward and achievement of the performance goals. For fiscal year 2007, the Committee determined that it would be appropriate to choose the same performance measures for all executives. For fiscal year 2007, the Committee chose measures related to (1) clinical trial progress, (2) research objectives and (3) certain other management objectives which included, among other things, manufacturing infrastructure, marketing development and facilities

In addition, the payment of the bonus requires the Company to meet certain financial objectives.

The potential bonus for which Mr. Dunbar was eligible under the Compensation Plan for fiscal year 2007 ranged from zero to a maximum of 40% of his annual base salary. The potential bonus for each of the other named executive officers under the Compensation Plan (who continued to be employed by the Company after July of 2006) ranged from zero to a maximum of 30% of the individual’s annual base salary. As noted above, total cash compensation is determined considering the 50th percentile of peer companies as well individual performance, experience in the position, skill level of the individual and the Company’s performance. Generally none of the named executives has total cash compensation targeted above the 50th percentile of the peer group of companies as determined in the Radford survey.

Following the end of fiscal year 2006, the Committee compared Aastrom’s actual performance to the targeted performance for the year as specified by the Committee in early fiscal year 2006, and applied the fiscal year 2006 bonus formula under the Compensation Plan to this actual performance. In fiscal year 2006, Aastrom did not achieve all of the management objectives specified by the Committee in early fiscal year 2006. Applying the pre-established bonus formula to the financial performance and management objectives we achieved, resulted in bonuses that were paid at approximately 80% of target levels. Bonuses paid to our named executive officers under the Compensation Plan for fiscal year 2006 were:

Amount

George W. Dunbar	$—
Gerald D. Brennan	$45,900
Elmar R. Burchardt	$10,750
Robert J. Bard	$49,128
R. Douglas Armstrong	$88,320

In November 2006, the Committee set the bonus formula and performance goals that will be used to determine bonuses, if any, under the Compensation Plan for fiscal year 2007. Whether any bonuses will be paid depends on actual performance during fiscal year 2007 in comparison to the goals specified by the Committee. The fiscal year 2007 target bonus formula and percentages for the named executive officers are the same as those used in fiscal year 2006. The performance measures include, among other things, clinical trial progress, research progress, manufacturing and certain operational and financial goals.

Long-Term Incentive Compensation

Aastrom provides long-term incentive compensation through awards of stock options that generally vest over multiple years. In previous years we also used restricted stock grants that were also subject to vesting. Aastrom’s equity compensation program is intended to align the interests of our officers with those of our shareholders by creating an incentive for our officers to maximize shareholder value. The equity compensation program is also designed to encourage our officers to remain employed with Aastrom despite a very competitive labor market. Aastrom targets the value of its equity awards to be in the 50th percentile of the peer group mentioned above, based on the information gathered from publicly available sources and the Committee’s consultant.

Equity-based incentives are granted to our officers under Aastrom’s shareholder-approved 2004 Equity Incentive Plan (the “2004 Plan”). All stock option grants have a per share exercise price equal to the fair market value of Aastrom’s common stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Aastrom common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Aastrom’s stock following a grant will be minimized. In fiscal year 2007 the Committee began the practice of holding monthly meetings to make initial grants to new employees including potentially new Executive Officers effective on the later of their hire date or the Committee’s meeting date at which the grant was made.

The Committee regularly monitors the biotechnology industry in which Aastrom operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term shareholder value. In order to continue to attract and retain highly skilled employees, the Committee, based in part on recommendations from F.W. Cook, a consulting firm engaged by the Committee, approved changes to Aastrom’s equity compensation program for fiscal year 2007 that were designed to incentivize Aastrom’s employees for their hard work and commitment to the long-term success and growth of Aastrom. In November 2006 and August 2007, the Committee granted performance options to Mr. Brennan and certain non-executive employees. Mr. Brennan received grants of 280,400 and 69,400. Mr. Dunbar received a grant of 500,000 options at his hire date subject to the same performance targets. Aastrom granted stock options because they can be an effective tool for meeting Aastrom’s compensation goal of increasing long-term shareholder value by tying the value of the stock options to Aastrom’s performance in the future. Employees are able to profit from stock options only if Aastrom’s stock price increases in value over the stock option’s exercise price. Aastrom believes the options that were granted provide effective incentives to option holders to achieve increases in the value of Aastrom’s stock. In fiscal year 2006, Aastrom began granting restricted stock to employees because using restricted stock provided a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Aastrom’s stock. This practice was discontinued in fiscal year 2007 on the recommendation of the Committeee’s consultant after considering the Company’s stage of development and the alternative incentive tools available.

In September 2006, the Committee relied upon the above-mentioned factors to approve stock option awards for the named executive officers and for other employees (a few non-executive employees elected to receive restricted stock on a transition plan from the prior program). Management made recommendations to the Committee with respect to equity award grants based on guidelines that include award ranges for employees at specific job responsibility levels and performance ratings. The fiscal year 2007 stock option awards for all employees vest 25% on the first anniversary of the grant date and 6.25% for each of the next twelve quarters and typically have a ten-year term. Restricted stock awards vest 25% annually on the anniversary of the award date.

Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits

The Aastrom Employees’ Retirement Plan, a tax qualified 401(k) plan (the “401(k) Plan”), was implemented on January 1, 1994. The majority of Aastrom’s employees, including the named executive officers, who are at least 21 years of age and complete one quarter of service, are eligible to enroll in the 401(k) Plan. The participant may contribute a percentage of his or her annual compensation subject to maximum annual contribution limitations. Aastrom may match participant contributions up to 5% of annual employee compensation not to exceed specified annual limits. The amounts contributed by Aastrom are 100% vested after three years of service. Generally, the maximum annual amount that any participant could contribute in 2007 was $15,500 and the maximum employer matching contribution based on the 2007 Internal Revenue Code compensation limitation of $225,000 was $11,250.

In fiscal year 2007, the named executive officers were eligible to receive health care insurance coverage and additional benefits that are generally available to other Aastrom employees. These benefit programs include the medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Aastrom to remain competitive for employee talent and Aastrom believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Aastrom. The main objectives of Aastrom’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an informal, annual basis, Aastrom benchmarks its overall benefits programs against our peers. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Aastrom for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

In fiscal year 2007, Aastrom provided certain relocation and other benefits to Mr. Dunbar. Mr. Dunbar’s relocation was made at the request of Aastrom in connection with the commencement of his service. These benefits, which are customary benefits provided to other employees, included (i) housing, transportation, moving and other living expense allowances; and (ii) tax equalization such that Mr. Dunbar will not pay any more or less income tax had he not accepted this benefit.

Compensation of Chief Executive Officer

During fiscal year 2007, Mr. Dunbar received a salary of $359,375. In setting Mr. Dunbar’s salary, target bonus and equity compensation awards, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Aastrom’s overall performance. The Committee also took into consideration the overall compensation policies discussed above. Mr. Dunbar was not eligible to receive a bonus during the fiscal year. He was granted (i) an option to purchase 2,500,000 shares of Aastrom Common Stock at an exercise price of $1.38, the fair market value of Aastrom Common Stock on the date of grant as initial grant as of the first date of his employment. 2,000,000 shares were time based shares and 500,000 shares are performance shares as discussed above under Long-Term Incentive Compensation. Mr. Dunbar’s moving and relocation allowances for fiscal year 2007 was $59,737.

Accounting and Tax Considerations

In designing its compensation programs, Aastrom takes into consideration the accounting and tax effect that each element will or may have on Aastrom and the executive officers and other employees as a group. Aastrom aims to keep the expense related to its compensation programs as a whole within certain levels. When determining how to apportion between differing elements of compensation, the goal is to meet Aastrom’s objectives while maintaining cost neutrality. For instance, if Aastrom increases benefits under one program resulting in higher compensation expense, Aastrom may seek to decrease costs under another program in order to avoid compensation expense that is above the desired level. Aastrom recognizes a charge to expenses for accounting purposes when either stock options or restricted stock are granted. Aastrom also considered that the 401(k) plan provides tax-advantaged retirement planning vehicles for our executives.

In addition, Aastrom has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Aastrom that exceeds certain limits, and that Aastrom or its successor could lose a deduction on the amounts subject to the additional tax.

In determining which elements of compensation are to be paid, and how they are weighted, Aastrom also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Aastrom generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The Compensation Plan permits our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Aastrom. Our Committee currently intends to continue seeking a tax deduction for all of Aastrom’s executive compensation, to the extent we determine it is in the best interests of Aastrom. The stock options granted to our executive officers in fiscal year 2007 are intended to qualify as performance-based compensation under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Aastrom’s 2007 proxy statement.

COMPENSATION COMMITTEE

Alan L. Rubino, Chair
Timothy M. Mayleben
Susan L. Wyant

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to the Company’s chief executive officer, his predecessor who served as CEO for a portion of the fiscal year, chief financial officer and two other most highly compensated executive officers (collectively, the “named executive officers”) during fiscal year 2007. You should refer to the section entitled “Compensation Discussion and Analysis” of this proxy statement to understand the elements used in setting the compensation for our named executive officers. A narrative description of the material factors necessary to understand the information in the table is provided below.

2007 SUMMARY COMPENSATION TABLE

					Non- Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position(1)	Year	Salary ($)	Awards ($)	Awards ($)	Compensation ($)(2)	Compensation ($)	Total ($)

George W. Dunbar,	2007	$359,375	—	$1,066,393	—	$80,381	$1,506,149
President and CEO
Gerald D. Brennan,	2007	$230,208	—	$156,730	—	$27,287	$414,225
Chief Financial Officer
Robert J. Bard, VP,	2007	$217,494	$15,441	$125,860	—	$11,224	$370,019
Regulatory/ Clinical Affairs
R. Douglas Armstrong,	2007	$511,328	$3,673	$1,885	—	$67,203	$584,089
Chairman, Board of Directors and Chief Executive Officer
Elmar R. Burchardt,	2007	$187,271	—	$91,820	—	$69,146	$348,237
VP, Medical Affairs

(1)	In July 2006 Mr. Dunbar became President and CEO; Dr. Armstrong resigned from his position as Chief Executive Officer. In September 2007 Mr. Bard resigned.

(2)	The Board of Directors has determined that the non-equity incentive plan bonuses for fiscal year 2007 are currently not calculable. It is expected that a final determination will be made on or before December 31, 2007. If these bonuses are determined to be payable, the Company will disclose such amounts in a Current Report on Form 8-K filed with the SEC.

Salary.  The salary column represents the base salary earned by the named executive officer during fiscal year 2007. Dr. Armstrong received $496,378 in severance payments during fiscal year 2007 pursuant to a Board approved agreement covering the transition of his CEO responsibilities following 13 years of service.

Stock Awards.  The stock awards column represents the dollar amount of share-based compensation expense recognized in fiscal year 2007 for restricted stock awards granted to each of the named executive officers and share-based compensation recognized in fiscal year 2007 relating to the equity-based portions of our 2004 Plan. This compensation was recognized for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2007 accompanying this proxy statement.

Option Awards.  The option awards column represents the dollar amount of share-based compensation expense recognized in fiscal year 2007 for stock option awards granted to each of the named executive officers for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

All Other Compensation.  The all other compensation column includes the following:

•	Aastrom contributions of $11,510 to Mr. Brennan’s 401(k) Supplemental Retirement Plan; $9,375 to Mr. Dunbar’s 401(k) Supplemental Retirement Plan. Dr. Burchardt and Mr. Bard did not participate in the Company’s 401(k) Supplemental Retirement Plan;

•	Payments for moving and relocation to Mr. Dunbar in the amount of $59,737 and Dr. Burchardt in the amount of $68,129 (including tax gross-ups for the payment of taxes);

•	Vacation payout of $52,086 to Dr. Armstrong upon his resignation from the Company.

No named executive officers received perquisites having a value of $10,000 or more. All other compensation also includes medical, dental and vision premiums paid on behalf of the named executive officers who have elected these benefits. These benefits are offered to all full-time Aastrom employees.

Grants of Plan-Based Awards

The following table summarizes all plan-based award grants to each of the named executive officers during fiscal year 2007. You should refer to the Compensation Discussion and Analysis sections entitled “Base Salary and Annual Incentive Opportunities” and “Long-Term Incentive Compensation” to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

2007 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
								Number of	or Base	Value of
								Securities	Price of	Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Under-lying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)	($)

George W. Dunbar	11/2/2006	—	$150,000	$150,000	—	—	—	—	—	—
	7/17/2006	—	—	—	—	—	—	2,000,000	$1.38	$1,899,600
	7/17/2006	—	—	—	—	500,000	500,000	—	$1.38	$446,044
Gerald D. Brennan	11/2/2006	—	$70,125	$70,125	—	—	—	—	—	—
	9/7/2006	—	—	—	—	—	—	219,600	$1.15	$172,935
	11/2/2006	—	—	—	—	280,400	280,400	—	$1.53	$272,336
Elmar R. Burchardt	11/2/2006	—	$69,360	$69,360	—	—	—	—	—	—
	9/7/2006	—	—	—	—	—	—	250,000	$1.15	$196,875
Robert J. Bard	—	—	—	—	—	—	—	—	—	—
	9/7/2006	—	—	—	—	—	—	218,400	$1.15	$171,990

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.  Amounts in these columns represent future cash payments under the Aastrom Biosciences Amended Employee Compensation Guidelines (“Compensation Guidelines”). The Board of Directors has determined that the non-equity incentive plan bonuses for fiscal year 2007 are currently not calculable. It is expected that a final determination will be made on or before December 31, 2007. If these bonuses are determined to be payable, the Company will disclose such amounts in a Current Report on Form 8-K filed with the SEC.

Estimated Future Payouts Under Equity Incentive Plan Awards.  Amounts in this column represent grants of performance-based stock options. These performance options have a 10 year life and exercise prices equal to the fair value of our stock at the grant date. Vesting of these performance options is dependent on (i) the passage of time subsequent to the grant date and (ii) meeting certain performance conditions, which relate to our progress in our clinical trial programs, and which were established by the Board of Directors. The Board of Directors will determine if the performance conditions have been met.

All Other Option Awards/Exercise or Base Price of Option Awards.  The exercise or base price of all option awards is the closing market price of Aastrom Biosciences common stock on the date of grant. These were granted with exercise prices equal to the fair value of the Company’s stock at the grant date, vest over four years (other than non-employee director options which vest over one year) and have lives of ten years.

Grant Date Fair Value of Stock and Option Awards.  This column represents the grant date fair value of each equity award granted in fiscal year 2007 computed in accordance with SFAS No. 123(R). For a discussion of the assumptions we use in calculating the amount recognized, see Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2007 accompanying this proxy statement.

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at the end of fiscal year 2007.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2007

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:			Number of	Market
	Number of	Number of	Number of			Shares or	Value of
	Securities	Securities	Securities			Units of	Shares or
	Underlying	Underlying	Underlying			Stock That	Units of
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Stock That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	(#)	Vested ($)

George W. Dunbar	—	2,000,000	—	$1.38	7/17/2016	—	—
	—	—	500,000	$1.38	7/17/2016	—	—
Gerald D. Brennan	52,500	67,500	—	$2.94	8/11/2015	—	—
	—	219,600	—	$1.15	9/7/2016	—	—
	—	—	280,400	$1.53	11/2/2016	—	—
Elmar R. Burchardt	—	250,000	—	$1.15	9/7/2016	—	—
Robert J. Bard	60,000	60,000	—	$2.05	5/10/2015	—	—
	—	218,400	—	$1.15	9/7/2016	—	—
	—	—	—	—	—	15,075	$20,200
R. Douglas Armstrong	500,000	—	—	$2.94	9/27/2010	—	—
	421,875	—	—	$1.05	9/17/2011	—	—
	62,500	—	—	$0.38	8/22/2012	—	—
	125,000	12,500	—	$1.64	9/18/2013	—	—
	206,250	93,750	—	$0.73	8/12/2014	—	—
	—	—	—	—	—	45,763	61,322

(1)	These options vest over a period of four years, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting each quarter thereafter.

Option Exercises and Stock Vested

The table below includes information related to options exercised by each of the named executive officers and their restricted stock awards that have vested during fiscal year 2007. The table also includes the value realized for such options and restricted stock awards. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of
	Number		Shares
	of Shares	Value	Acquired	Value
	Acquired on	Realized on	on Vesting	Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

George W. Dunbar	—	—	—	—
Gerald D. Brennan	—	—	—	—
Elmar R. Burchardt	—	—	—	—
Robert J. Bard	—	—	5,025	$5,879
R. Douglas Armstrong	—	—	15,254	$17,847

Employment Contracts and Termination of Employment and Change of Control Arrangements

Aastrom has entered into at will employment agreements with all of its executive officers, which provide either party with the right to terminate the employment relationship (in some instances subject to 14 days prior written notice if the termination is without cause). These employment agreements provide for annual review and adjustment of salaries and customary fringe benefits, such as vacation and health insurance available to other employees.

Under the employment agreement with Mr. Dunbar, he will be eligible to receive a discretionary cash bonus (as a participant in Aastrom’s existing cash performance bonus program) based upon his performance, as determined by the Board of Directors, for up to 40% of his base salary. He will also be entitled to reimbursement of “Relocation Costs” (as defined in his agreement), which will not exceed $75,000 without the prior approval of Aastrom. Mr. Dunbar has been granted an initial stock option to purchase 2,500,000 shares (with an exercise price of $1.38, the fair market value on July 17, 2006, which is the date of grant) of which (a) 2,000,000 shares are subject to time vesting (with 25% vesting on the first anniversary and the remaining 75% to vest monthly over the following three years), and (b) 500,000 shares are subject to vesting based upon performance objectives as well as time vesting over four years. Additionally, beginning in September 2007, Mr. Dunbar will receive annual stock option grants (targeted for 400,000 shares per year) subject to both the time vesting and performance vesting. In the event of his termination by the Company without “Cause” or by Mr. Dunbar for “Good Reason” within one year following a “Change of Control” (in each case, as those terms are defined in the Agreement), the vesting of all his stock options will accelerate, with all options becoming fully exercisable. Additionally, if his employment is terminated by the Company without “Cause” after July 14, 2007 or if he terminates his employment for “Good Reason,” one half of Mr. Dunbar’s unvested stock options will become exercisable. If Mr. Dunbar’s employment is terminated without “Cause” or if he terminates his employment for “Good Reason” (in each case, other than in conjunction with a “Change of Control”), he will be entitled to a severance payment equal to one year of his annual base salary at termination. If Mr. Dunbar’s employment is terminated within one year following a “Change in Control,” he will be entitled to: (a) if the termination is by the Company and is without Cause, a severance payment equal to two times his base salary at termination plus one times his targeted annual cash bonus, or (b) if he terminates his employment for Good Reason, a severance payment equal to his annual base salary at termination, plus one-half of his targeted annual cash bonus.

The employment agreements with Mr. Brennan, Dr. Burchardt and Mr. Bard provide that each individual will receive a severance payment of 6 months of salary if he is terminated without cause or if he resigns for good reason (as specified in the employment agreement) within one year following a change of control.

In the event of a transfer of control of Aastrom, as defined in the Company’s stock option plan, Aastrom must cause any successor corporation to assume the outstanding stock options or substitute similar options for outstanding options. In the event that any successor to Aastrom in a merger or consolidation will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger or consolidation. In general, options granted to executive officers of Aastrom will become fully exercisable if such officer is terminated following a transfer of control. Options granted to non-employee directors under Aastrom’s stock option plans will become fully vested and immediately exercisable upon a transfer of control, as defined in the respective option plans.

In 2005, Dr. Armstrong requested the Governance Committee to initiate a search for his replacement as Chief Executive Officer, allowing him to transition out of day-to-day management responsibilities. On December 27, 2005, Aastrom entered into a Revised Employment Agreement with Dr. Armstrong to provide for the continuation of his services pending the retention of a new CEO. Aastrom retained a new CEO effective on July 17, 2006, and since that time Dr. Armstrong has served as a consultant. Under the terms of his Employment Agreement, Dr. Armstrong will receive a payment of $638,200 made in various installments starting in July 2006 and continuing through April 2008. Aastrom will also pay Dr. Armstrong for the costs of his COBRA health insurance coverage for twelve months following termination of his service as CEO. The consulting agreement with Dr. Armstrong covers transition services the Company may need above and beyond what Dr. Armstrong is already required to provide. For the period running through November 2, 2007, Dr. Armstrong will provide assistance with management transition matters and other services requested by Mr. Dunbar. Dr. Armstrong will receive (i) a retainer of $5,000 per month for the four months ending with October 2006, (ii) $2,000 for each day Dr. Armstrong provides services under the consulting agreement, and (iii) reimbursement of any reasonable expenses incurred in providing these services, consistent with the Company’s customary expense reimbursement policies and practices.

Termination Following a Change of Control

The following table sets forth our lump-sum payment obligations under the Employment Agreements upon a termination of the employment of our named executive officers within one year following a change in control and upon the occurrence of certain other conditions. The table assumes termination on June 30, 2007 and payment of such termination obligations within a reasonable time thereafter.

			Equity
Name	Severance	Bonus	Acceleration(3)	Total

George W. Dunbar(1)	$750,000	$150,000	—	$900,000
Gerald D. Brennan(2)	$116,875	—	$41,724	$158,599
Elmar R. Burchardt(2)	$115,600	—	$47,500	$163,100
Robert J. Bard(2)	$110,026	—	$41,496	$151,522

Termination without Cause or for Good Reason

The following table sets forth our lump-sum payment obligations under the Employment Agreements upon a termination of the employment of our named executive officers without cause or for good reason and upon the occurrence of certain other conditions. The table assumes termination on June 30, 2007 and payment of such termination obligations within a reasonable time thereafter.

			Equity
Name	Severance	Bonus	Acceleration(3)	Total

George W. Dunbar(4)	$375,000	$75,000	—	$450,000
Gerald D. Brennan(2)	$116,875	—	—	$116,875
Elmar R. Burchardt(2)	$115,600	—	—	$115,600
Robert J. Bard(2)	$110,026	—	—	$110,026

(1)	If Mr. Dunbar’s employment is terminated within one year following a change in control, he will be entitled to a severance payment equal to two times his base salary, plus his targeted annual cash bonus.
(2)	If Mr. Brennan, Dr. Burchardt or Mr. Bard’s employment is terminated (with the exception of “cause”), each will be entitled to a severance payment equal to six months of their base salary.
(3)	If Mr. Dunbar’s employment is terminated (with the exception of “cause”), the vesting of all of his stock options will accelerate, with all options becoming fully exercisable. At June 30, 2007, the intrinsic value of all of Mr. Dunbar’s stock options was zero. No other named executive officer has a stock option acceleration provision included in their Employment Agreement. However, all employee stock options granted September 2006 or later have a “double trigger” provision whereby if an employee is terminated within one year of a change in control the vesting of all stock options will accelerate, with all stock options becoming fully exercisable. At June 30, 2007, the intrinsic value of Mr. Brennan, Dr. Burchardt and Mr. Bard’s stock options are included above.
(4)	If Mr. Dunbar’s employment is terminated without cause or for good reason, he will be entitled to a severance payment equal to his base salary at termination, plus one-half his targeted annual cash bonus.

Compensation of Directors

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2007.

2007 DIRECTOR COMPENSATION

	Fees Earned			Other
	or Paid	Stock	Option	Compensation
Name	in Cash ($)	Awards ($)	Awards ($)	($)	Total ($)

R. Douglas Armstrong(1)	$8,125	$18,088	$13,165	$304,085	$343,463
Timothy M. Mayleben	$37,500	—	$69,141	—	$106,641
Alan L. Rubino	$36,250	—	$69,600	—	$105,850
Nelson M. Sims	$35,000	—	$55,010	—	$90,010
Stephen G. Sudovar	$35,000	—	$66,944	—	$101,944
Susan L. Wyant	$36,875	—	$68,763	—	$105,638
Robert L. Zerbe	$30,000	—	$63,028	—	$93,028

(1)	Dr. Armstrong concluded his services as a member of the Board of Directors as of November 2, 2006. During fiscal year 2007, Dr. Armstrong was an employee from July 1 to July 17, 2006; for total compensation as an employee see the “Summary Compensation Table”.

Fees Earned or Paid in Cash.  Each nonemployee director receives an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee and the Lead Director each receives an additional annual fee of $7,500 and each non-chair committee member receives an additional annual fee of $5,000, payable quarterly. Directors are no longer paid a separate amount for each board or committee meeting attended.

Stock and Option Awards.  Commencing in November 2006, each nonemployee director who continues to serve beyond an Annual Meeting of Shareholders will receive a stock option to purchase 55,000 shares granted on the date of each Annual Meeting of Shareholders, with an exercise price equal to the fair market value of the common stock on the date of grant, vesting in equal quarterly increments over a period of one year. Newly elected directors joining the board during the period between Annual Meetings of Shareholder will receive a grant for a pro rata amount of the 55,000 shares subject to option (reflecting the period of time until the next Annual Meeting of Shareholders). Outside directors will no longer receive grants of restricted stock. These equity grants will be made under the terms of the existing equity compensation plans, as previously approved by the shareholders. Amounts in the stock and option awards columns represent the share-based compensation expense recognized in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2007 accompanying this proxy statement.

All Other Compensation.  All other compensation includes consulting fees and share-based compensation expense recognized in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discusiion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2007 accompanying this proxy statement.

Option Holdings.  Non-employee directors held the following stock options as of June 30, 2007:

Stock Options

Timothy M. Mayleben	97,000
Alan L. Rubino	97,000
Nelson M. Sims	62,500
Steven G. Sudovar	97,000
Susan L. Wyant	127,000
Robert L. Zerbe	73,400

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee is, or ever has been, an officer or employee of the Company.

Certain Relationships and Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Aastrom’s preference to avoid related party transactions.

Aastrom’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Aastrom is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Aastrom;

•	any person who is known to be the beneficial owner of more than 5% of Aastrom’s Common Stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Aastrom’s common stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Aastrom’s Code of Business Conduct and Ethics. Under this code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Aastrom’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in Aastrom’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

There were no such reportable relationships or related party transactions during fiscal year 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles and an opinion on our internal control over financial reporting. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three (four until November 2006) directors each of whom, in the judgment of the Board, is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. For the fiscal year 2007, the members of the Audit Committee were Timothy M. Mayleben, Alan L. Rubino and, Nelson M. Sims. Stephen G. Sudovar was a member of the Audit Committee until he was appointed Chairman in November 2006.

The Committee has discussed and reviewed with the auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its audits, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting. The Audit Committee reviewed the Company’s financial statements and discussed them with management and with PricewaterhouseCoopers LLP.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Aastrom that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

AUDIT COMMITTEE

Timothy M. Mayleben, Chair
Alan L. Rubino
Nelson M. Sims

REPORT OF THE CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of directors who meet applicable independence criteria established by the NASD listing standards. For the fiscal year ended June 30, 2007, the members of the Governance Committee were Nelson M. Sims, Susan L. Wyant and Robert L. Zerbe. Stephen G. Sudovar was a member of the Governance Committee until he was appointed Chairman in November 2006. The Governance Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The primary responsibilities of the Governance Committee are to (i) identify, review and evaluate individuals qualified to become Board members; (ii) recommend nominees to the Board and to each Committee of the Board; (iii) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and monitor compliance with them; and (iv) assist the Board in its reviews of the performance of the Board and each Committee.

During its meetings in the last fiscal year, the Governance Committee identified desired Board skills and attributes, reviewed potential candidates for the Board and periodically assessed the Company’s compliance with applicable NASD listing requirements. The Governance Committee has also developed and assisted in the implementation of various corporate governance policies and procedures. The Governance Committee also establishes policies and procedures for the Company’s Disclosure Committee and has established procedures for confidential submission of claims or situations reported pursuant to the Company’s “whistle blowing” policy, including establishing a confidential telephone mailbox for anyone to call to raise an issue. The Committee has monitored that mailbox since its establishment and there have been no calls received. The Committee has also reviewed compliance with Company policies regarding trading in Aastrom’s shares by officers, directors and senior management personnel. The Governance Committee also assisted the Board in its annual self-evaluation, as well as the evaluation of the performance of other Committees.

CORPORATE GOVERNANCE AND NOMINATING
COMMITTEE

Susan L. Wyant, Chair
Nelson M. Sims
Robert L. Zerbe

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom at its offices at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105, no later than June 11, 2008. Such shareholder proposals may also be included in Aastrom’s proxy statement if they also satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Gerald D. Brennan, Jr.
Corporate Secretary, Vice President,
Administrative & Financial
Operations and Chief Financial Officer

October 11, 2007

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

Aastrom offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will save Aastrom the cost of printing and mailing them. Whether you hold shares registered directly in your name, or through a broker or bank, you can enroll for future electronic delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.aastrom.com;

•	Click on Investors;

•	In the Shareholder Services section, click on Shareholder Electronic Delivery; and

•	Follow the prompts to submit your consent for electronic delivery.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s annual report and proxy materials at www.aastrom.com/annuals.

AASTROM BIOSCIENCES, INC. Proxy for Annual Meeting of Shareholders Solicited by the Board of Directors The undersigned hereby appoints George W. Dunbar and Gerald D. Brennan, Jr., and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Aastrom Biosciences, Inc. headquarters, Ann Arbor, Michigan on Wednesday, November 7, 2007 at 9:00 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1 and proposal 2. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the AASTROM BIOSCIENCES, INC. cut-off date or meeting date. Have your proxy card in hand when you 24 FRANK LLOYD WRIGHT DRIVE — LOBBY K access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ANN ARBOR, MI 48105 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Aastrom Biosciences, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aastrom Biosciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ASTRM1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AASTROM BIOSCIENCES, INC. A vote FOR the following proposals is recommended by the Board of Directors: Vote On Directors For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 1. ELECTION OF DIRECTORS number(s) of the nominee(s) on the line below. Nominees: 01) George W. Dunbar 0 0 0 02) Susan L. Wyant 03) Robert L. Zerbe Vote On Proposal For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for 0 0 0 the fiscal year ending June 30, 2008. Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting. Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date